7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS APPOINTMENT OF NEW DIRECTOR

Evansville, Indiana, March 23, 2012 - Shoe Carnival, Inc. (NASDAQ: SCVL) a leading retailer of value-priced footwear and accessories, announced today that James A. Aschleman has been appointed to its Board of Directors.  Mr. Aschleman previously served on the Board from May 2001 to October 2006.

           “We are delighted to welcome Jim back to our Board,” said Wayne Weaver, Chairman of the Board of Directors. “Jim’s years of legal experience serving a diverse public company base will help provide additional expertise and strategic direction to Shoe Carnival.”

Mr. Aschleman retired last year as a partner with Baker & Daniels LLP where he advised public and private companies on a wide range of issues, including corporate governance, executive compensation, mergers and acquisitions and compliance with Securities and Exchange Commission rules and regulations.

Additionally, the Company announced that William E. Bindley advised the Company’s Board of Directors that he did not wish to stand for re-election as a Director at the Company’s 2012 Annual Meeting of Shareholders to be held on June 14, 2012.  Mr. Bindley has served as a Director since 1993.

Chairman Weaver added, “We want to thank Bill for his many years of service to Shoe Carnival and are especially thankful for the expertise he provided while serving as the Chair of our Compensation Committee.”

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of today, the Company operates 337 stores in 32 states and offers online shopping at www.shoecarnival.com. Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.